SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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Dynegy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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*** URGENT ATTENTION REQUESTED ***

Dear Fellow Shareholder,

You have previously received proxy material in connection with the upcoming annual meeting of shareholders for Dynegy Inc. to be held on May 17, 2006 at the Company’s headquarters at 10:00 a.m., local time.

In addition to the election of directors and the ratification of independent auditors, you are being asked to consider two other important proposals. The first proposal is to consider amending our Articles of Incorporation to remove the provision specifying a minimum and maximum number of directors. Our current Articles of Incorporation require that the Board consist of at least 12 but not more than 15 members. In light of the substantial changes in Dynegy’s business in recent years including the sale of our regulated energy business in 2004 and the sale of our Midstream natural gas business in 2005, the Board believes that it is in the best interest of Dynegy to reduce the size of the Board. This reduction, which will result in decreased costs related to director compensation and more closely align our Board size with our single line of business, requires an amendment to our Articles of Incorporation in order to avoid vacancies on the Board of Directors. If approved, our Board intends to amend our Bylaws to establish a range of eight to 13 directors. Approval of this proposal requires the affirmative vote of not less than two-thirds of the outstanding shares of each of the Class A and Class B common stock, each voting as a separate class. Failure to vote has the effect of a vote against the proposal.

The second key proposal under consideration is the approval of an amendment and restatement of our Articles of Incorporation to remove unnecessary and outdated provisions. Primarily, in 1996 Dynegy entered into an agreement with Chevron USA Inc. that imposed restrictions on the geographic areas in which Dynegy could do business. Those restrictions, which were incorporated into our Articles of Incorporation, have now terminated by a subsequent agreement with Chevron USA Inc. Accordingly, those provisions of the Articles of Incorporation are no longer applicable and their elimination, among other things, is being proposed for the sake of good order. Approval of this proposal requires the affirmative vote of not less than two-thirds of the outstanding shares of each of the Class A and Class B common stock, each voting together as a single class. Failure to vote has the effect of a vote against the proposal.

Your Board of Directors has carefully considered each of the proposals and unanimously recommends that shareholders vote FOR each of the proposals.

According to our latest records, your voting instructions for this meeting have not yet been received. Regardless of the number of shares you may own, it is important that they be represented at the meeting. If you do not vote, the effect will be a vote against the proposals to reduce the size of the Board and to eliminate outdated provisions in our Articles of Incorporation. We urge you to please return your proxy card in the enclosed Business Return Envelope, or vote by following the instructions for phone or internet voting that appear on the enclosed proxy card. Your prompt voting will help facilitate the alignment of our Board size with our single line of business and may save Dynegy the necessity and expense of further actions or solicitations.

Thank you for your support.

Sincerely,

Bruce A. Williamson

Chairman and Chief Executive Officer